#060 Putnam High Yield Advantage Fund
5/31/04 semi annual

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short term trading activity. During the funds fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $59,003.



72DD1 (000s omitted)

Class A	 	$18,305
Class B          6,004

72DD2 (000s omitted)

Class M		 $22,032
Class Y		     883

73A1

Class A		$0.222
Class B 		 0.199

73A2

Class M 		$0.216
Class Y		 0.228

74U1 (000s omitted)

Class A		 81,308
Class B		 25,803

74U2 (000s omitted)

Class M		  98,698
Class Y		   3,849

74V1

Class A		$5.83
Class B		 5.76

74V2

Class M		$5.84
Class Y		 5.92